UNANIMOUS WRITTEN CONSENT OF
THE BOARD OF DIRECTORS OF
NASSAU LIFE INSURANCE COMPANY

June 23, 2020

The undersigned, being all of the members of the Board of Directors (the “Board”) of Nassau Life Insurance Company, a New York stock insurance company (the “Company”), acting by written consent in lieu of a special meeting, hereby waive all notice of time, place or purpose of a meeting, adopt, approve, authorize, ratify and confirm the statements and actions set forth below and direct the Company’s Secretary to place this consent in the minutes of the proceedings of the Board.

Approval of Merger and Merger Agreement

WHEREAS, pursuant to a Purchase and Sale Agreement, dated as of October 12, 2019, between The Independent Order of Foresters and the Company (the “Purchase Agreement”), the Company agreed to purchase all of the issued and outstanding shares of capital stock of Foresters Financial Holding Company, Inc. (the “Acquisition”), the sole shareholder of Foresters Life Insurance and Annuity Company (“FLIAC”);

WHEREAS, in connection with the Acquisition, the Board deems it advisable and in the best interests of the Company and its sole shareholder (the “Sole Shareholder”) for the Company to approve and adopt the Agreement and Plan of Merger (the “Merger Agreement”) in substantially the form attached hereto as Exhibit A, which contemplates the merger of FLIAC with and into the Company (the “Merger”), and to consummate the transactions contemplated thereby, and to take any and all actions in furtherance thereof;

NOW, THEREFORE, BE IT RESOLVED, that the Board, declaring its advisability, hereby authorizes, approves, adopts, ratifies and confirms the Merger Agreement and the Merger and all of the instruments, certificates and transactions contemplated thereby, with such changes therein as may be necessary, desirable or appropriate, as determined by the appropriate officers of the Company executing the transactions and Merger contemplated by the Merger Agreement and as approved by any applicable regulatory authorities, including the Superintendent of the New York State Department of Financial Services;

FURTHER RESOLVED, that the Board hereby directs that the Merger Agreement be submitted to the Sole Shareholder and, if the Sole Shareholder approves and adopts the Merger Agreement, hereby authorizes and directs the Company’s officers to execute the Merger Agreement, with such changes in it as may be approved by the officers so executing the same, such approval to be conclusively evidenced by their execution thereof, and to prepare, execute and deliver such documents, instruments, agreements, certificates, notices and filings (including the filing of the Merger Agreement and requisite materials with the Superintendent of the New York State Department of Financial Services) deemed necessary, advisable, or appropriate in connection with the transactions contemplated by the Merger Agreement on behalf of the Company in the forms and on the terms and conditions as such officers may approve, and do and perform such acts and things as they deem necessary, advisable, or appropriate in connection therewith;

FURTHER RESOLVED, that a copy of the Merger Agreement, when so executed, be filed in the minute books of the Company;

General Resolutions

FURTHER RESOLVED, that the officers of the Company, or any one of them, be and each of them acting alone hereby is, authorized, empowered and directed to enter into and execute on behalf of the Company or as an authorized person all such agreements, amendments, certificates, articles, instruments and documents and to do or cause to be done all such further acts or things as may be determined to be necessary or advisable to carry out the purposes of the foregoing resolutions, the taking of any such actions to constitute conclusive evidence of the exercise of such discretionary authority;

FURTHER RESOLVED, that any actions taken by any officer, director, employee, agent or representative of the Company prior to the adoption of the foregoing resolutions that are within the authority conferred thereby be and they hereby are approved, ratified and affirmed in all respects as the acts and deeds of the Company; and

FURTHER RESOLVED, that this written consent may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same consent and a facsimile of an executed signature page to this written consent shall be deemed an original for all purposes.

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